Exhibit 99.1

LandBridge Announces Second Quarter 2026 Results

Delivers record second quarter revenue of $66.8 million, representing growth of 41% year-over-year and 31% quarter-over-quarter

Declares quarterly cash dividend of $0.12 per share

HOUSTON—(BUSINESS WIRE)—LandBridge Company LLC (NYSE: LB; NYSE TX: LB) (the “Company,” or “LandBridge”) today announced its financial and operating results for the second quarter ended June 30, 2026.

Second Quarter 2026 Financial Highlights

•
Revenues of $66.8 million, representing an increase of 41% year-over-year and 31% quarter-over-quarter
•
Net income(1) of $31.0 million, representing an increase of 68% year-over-year and 74% quarter-over-quarter
•
Net income margin(1) of 46%
•
Adjusted EBITDA(2) of $59.8 million, representing an increase of 41% year-over-year and 33% quarter-over-quarter
•
Adjusted EBITDA Margin(2) of 89%
•
Cash flows from operating activities of $41.4 million, representing an increase of 11% year-over-year and 1% quarter-over-quarter
•
Free Cash Flow(2) of $40.2 million, representing an increase of 11% year-over-year
•
Operating cash flow margin of 62%
•
Free Cash Flow Margin(2) of 60%
•
Announced quarterly cash dividend of $0.12 per share

Recent Milestones

•
LandBridge continues to see growing and accelerated momentum in the West Texas digital infrastructure thesis and in particular our unique offering of strategic land and water resources, regional expertise, and extensive facilitating network. LandBridge is currently under LOI, option, or engaged in late-stage negotiations with seven power and digital infrastructure counterparties, representing more than 10 GW of power generation potential across our footprint.
•
Entered into agreement to acquire approximately 560 acres of fee surface underlying the Northern Delaware Basin Landfill in Lea County, New Mexico, for total consideration of $20 million
•
Announced that the Board has unanimously approved the Company’s conversion and redomicile from a Delaware limited liability company to a Texas corporation following the recommendation of the previously announced special committee of independent directors of the Board

Jason Long, Chief Executive Officer of LandBridge, stated, “We are proud to announce another strong quarter of growth, reinforcing the strength and durability of our business model, along with the commercial firepower we continue to bring to bear across our footprint. We remain excited about the continued growth trajectory ahead of us, both from the oil and gas and produced water industry and from the longer-term digital infrastructure opportunity, where momentum is building quickly, as evidenced by our robust and growing list of non-binding commercial agreements and incremental interest across our acreage position."

Scott McNeely, Chief Financial Officer of LandBridge, said, “Our second quarter results underscore the durability of a high-margin, asset-light business model that continues to convert growth across multiple revenue streams into outsized free cash flow, a dynamic we expect to continue as the business grows in scale. Equally significant, our Board's approval to redomicile in Texas as a corporation reflects a deliberate step toward broader index eligibility and reinforces our disciplined focus on long-term shareholder value creation."

Second Quarter 2026 Consolidated Financial Information

Revenue for the second quarter of 2026 was $66.8 million as compared to $51.0 million in the first quarter of 2026 and $47.5 million in the second quarter of 2025. The sequential increase was attributable to growth across multiple key revenue streams, including increases of $0.1 million in resource sales and royalties, $15.2 million in surface use royalties and revenues, $0.6 million in oil and gas royalties, partially offset by a decrease of $0.1 million in other revenue. Net income for the second quarter of 2026 was $31.0 million as compared to $17.9 million in the first quarter of 2026 and a net income of $18.5 million in the second quarter of 2025.(1)

Adjusted EBITDA was $59.8 million in the second quarter of 2026 as compared to $44.9 million in the first quarter of 2026 and $42.5 million in the second quarter of 2025.

Net income margin was 46% in the second quarter of 2026 as compared to 35% in the first quarter of 2026 and a net income margin of 39% in the second quarter of 2025.(1) Adjusted EBITDA margin was 89% in the second quarter of 2026 as compared to 88% in the first quarter of 2026 and 89% in the second quarter of 2025.(2)

Diversified Revenue Streams

Surface Use Royalties and Revenue: Generated revenues of $52.2 million in the second quarter of 2026 as compared to $37.0 million in the first quarter of 2026 and $34.2 million in the second quarter of 2025. Surface Use Royalties and Revenue increased $15.2 million sequentially, primarily driven by an increase in produced water handling volumes across our acreage as well as an overall increase in commercial activity on our land.

Resources Sales and Royalties: Generated revenues of $11.1 million in the second quarter of 2026 as compared to $11.0 million in the first quarter of 2026 and $10.6 million in the second quarter of 2025. Revenue from Resource Sales and Royalties increased $0.1 million sequentially, primarily driven by increases in water sales on our legacy acreage.

Oil and Gas Royalties: Generated revenues of $3.6 million in the second quarter of 2026 as compared to $3.0 million in the first quarter of 2026 and $2.7 million in the second quarter of 2025. Revenue from Oil and Gas Royalties increased $0.6 million sequentially, primarily driven by higher oil prices in the quarter.

Free Cash Flow Generation

Cash flow from operations for the second quarter of 2026 was $41.4 million as compared to $41.1 million in the first quarter of 2026 and $37.3 million in the second quarter of 2025. Free Cash Flow for the second quarter of 2026 was $40.2 million as compared to $40.9 million in the first quarter of 2026 and $36.1 million in the second quarter of 2025.(2)

Capital expenditures for the second quarter of 2026 were $1.1 million and net cash used in investing activities during the second quarter of 2026 was $11.3 million, which included approximately $10.2 million of acquisition expenditures related to bolt-on acquisitions executed in the second quarter. Net cash used in financing activities during the second quarter of 2026 was $20.0 million.

Strong Balance Sheet with Ample Liquidity

Total liquidity was $269.8 million as of June 30, 2026.

As of June 30, 2026, the Company had approximately $230.0 million of available borrowing capacity under its revolving credit facility.

Total cash and cash equivalents were $39.8 million as of June 30, 2026, as compared to $29.7 million as of March 31, 2026. The Company had $545.2 million of borrowings outstanding as of June 30, 2026, versus $545.5 million outstanding as of March 31, 2026.

Subsequent to the quarter on August 4, 2026, DBR Land Holdings LLC, a subsidiary of the Company ("OpCo"), entered into an amendment (the "Amendment") to its 2025 revolving credit agreement (the "2025 Revolving Credit Facility"). Pursuant to the Amendment, lender commitments were increased by $100.0 million, from $275.0 million to $375.0 million, through the exercise in full of the incremental commitment capacity available under the 2025 Revolving Credit Facility. Concurrently, the Amendment re-established incremental commitment capacity of up to an additional $100.0 million, which may be exercised by OpCo from time to time subject to the receipt of additional lender commitments and satisfaction of the other conditions set forth in the 2025 Revolving Credit Facility. Giving effect to the foregoing, lender commitments under the 2025 Revolving Credit Facility may be increased to up to $475.0 million.

In addition, the Amendment reduced the applicable margins under the 2025 Revolving Credit Facility by 0.25% (25 basis points) at each level of the pricing grid. As amended, Term SOFR Loans bear interest at Term SOFR for the applicable tenor plus a leverage-based applicable margin between 1.75% and 2.75% per annum, and Base Rate Loans bear interest at the applicable base rate plus a leverage-based applicable margin between 0.75% and 1.75% per annum.

Except as described above, the other material terms of the 2025 Revolving Credit Facility, including the Maturity Date, the commitment fee and the financial and other covenants, remained unchanged.

Recent Transactions

Subsequent to the second quarter on August 4, 2026, LandBridge agreed to acquire approximately 560 acres of fee surface underlying the Northern Delaware Basin Landfill in Lea County, New Mexico, for total consideration of $20 million. The transaction is expected to close in the third quarter of 2026 concurrently with the acquisition of the NDB Landfill by WaterBridge, subject to customary closing conditions and receipt of all required consents and approvals. In connection with the land acquisition, WaterBridge and LandBridge will enter into a long-term surface use agreement for the NDB Landfill. The land acquisition, including the valuation and the surface use agreement, was approved by a Conflicts Committee of the LandBridge Board of Directors consisting entirely of independent directors.

Second Quarter 2026 Dividend

The Board declared a dividend on our Class A shares of $0.12 per share, payable on September 10, 2026 to shareholders of record as of August 27, 2026, and a corresponding required cash distribution to OpCo unitholders.

2026 Outlook

The Company reaffirms its outlook for fiscal year 2026, with Adjusted EBITDA expected to be between $210 million and $230 million.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue. We are unable to reasonably predict these because they are uncertain and depend on various factors not yet known, which could have a material impact on GAAP results for the guidance period. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

(1) Q2 2026 net income and net income margin include a non-cash expense of $11.2 million attributable to share-based compensation, of which $9.0 million is attributable to management units issued by LandBridge Holdings LLC. Any actual cash expense associated with such management units will be borne solely by LandBridge Holdings LLC and not the Company. The management units are not dilutive of public ownership.

(2) Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are non-GAAP financial measures. See “Comparison of Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Quarterly Report on Form 10-Q

Our financial statements and related footnotes are available in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on August 5, 2026.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, August 6, 2026, at 10:00 a.m. Central Time to discuss second quarter results. A live webcast of the conference call will be available on the Events and Presentations section of the LandBridge Investor Relations website. To listen to the live broadcast, go to the site at least 10-15 minutes prior to the scheduled start time to register and install any necessary audio software.

To access the live conference call, participants must pre-register online at https://events.q4inc.com/analyst/893270445?pwd=4vCD3ryz to receive unique dial-in information. Pre-registration may be completed at any time up to the call start time.

About LandBridge

LandBridge owns more than 325,000 surface acres across Texas and New Mexico, located primarily in the heart of the Delaware sub-region in the Permian Basin, the most active region for oil and gas exploration and development in the United States. LandBridge actively manages its land and resources to support and encourage energy and infrastructure development and other land uses, including digital infrastructure. LandBridge was formed by Five Point Infrastructure LLC, a private equity firm with a track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin. For more information, please visit: www.landbridgeco.com

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements that are based on LandBridge’s beliefs, as well as assumptions made by, and information currently available to, LandBridge, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” or “could,” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts, including our estimated future financial performance. You should not place undue reliance on forward-looking statements. Although LandBridge believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, LandBridge may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: our customers’ demand for and use of our land and resources; the success of WaterBridge in executing its business strategies, including its ability to construct and operate water infrastructure assets, attract customers and operate successfully on our land; our customers’ ability to develop our land or potential changes to our customers' development plans, or any potential acquired acreage to accommodate any future surface use developments, such as data centers or other digital infrastructure; our ability to continue the payment of dividends; the domestic and foreign supply of, and demand for, energy sources, including the impact of political instability or armed conflict in oil and natural gas producing regions, including increased hostilities in the Middle East, including Iran, and other sustained military campaigns, the Russia-Ukraine war, as well as the conditions in South America, Central America, China and Russia and acts of terrorism or sabotage, actions relating to oil price and production controls by the members of the Organization of Petroleum Exporting Countries, Russia and other allied producing countries with respect to oil production levels and announcements of potential changes to such levels; our reliance on a limited number of customers and on a particular region for substantially all of our revenues, including the potential consolidation of such customers within such region and the degree to which such consolidation may affect spending on U.S. drilling and completions in the near term; our ability to enter into favorable contracts regarding surface uses, access agreements and fee arrangements, including the prices we are able to charge and the margins we are able to realize; our business strategies and our ability to execute thereon, including our ability to attract non-traditional energy customers to use our land and resources and to successfully implement our growth plans and manage any resultant growth; our ability to successfully implement our growth plans, including through future acquisitions of acreage and/or the introduction of new revenue streams, the costs associated with such acquisitions and revenue streams, and the risk that we may not be able to integrate and/or realize the anticipated benefits therefrom; our level of indebtedness and our ability to service our indebtedness; and any changes in general economic, business and/or industry conditions and market volatility, including as a result of slowing growth, a potential economic recession, an elevated inflation rate, high interest rates, changes in U.S. and international trade policies and relations, and central bank policy, as well as associated liquidity risks. These risks, as well as other risks associated with LandBridge are also more fully discussed in LandBridge's filings with the SEC, including its most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You can access LandBridge’s filings with the SEC through the SEC's website at http://www.sec.gov. Except as required by applicable law, LandBridge undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

The historical financial information presented below reflects only our historical financial results and the historical financial results of our predecessor, DBR Land Holdings LLC, as applicable.

SECOND QUARTER 2026 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Surface use royalties	$12,527	$9,019	$23,718	$19,540
Surface use royalties - related party	13,039	7,676	24,080	14,591
Easements and other surface-related revenues	19,948	14,271	31,548	20,711
Easements and other surface-related revenues - related party	6,655	3,248	9,818	5,581
Resource sales	5,622	5,456	10,847	12,622
Resource sales - related party	659	181	864	367
Resource royalties	4,119	3,841	8,388	7,999
Resource royalties - related party	697	1,107	1,971	3,953
Oil and gas royalties	3,574	2,734	6,546	6,120
Other	-	-	65	-
Total revenues	66,840	47,533	117,845	91,484

Resource sales-related expense	1,133	489	1,530	947
Other operating and maintenance expense	1,328	1,065	2,597	2,189
General and administrative expense	15,900	14,800	31,626	29,492
Depreciation, depletion and amortization	4,374	2,545	8,799	5,146
Other operating (income) expense, net	(53)	132	(43)	171
Operating income	44,158	28,502	73,336	53,539

Interest expense, net	9,190	7,879	18,701	15,856
Other expense, net	17	-	27	-
Income before income taxes	34,951	20,623	54,608	37,683
Income tax expense	3,902	2,148	5,691	3,749
Net income	31,049	18,475	48,917	33,934
Net income attributable to noncontrolling interest	18,762	10,973	27,915	19,968
Net income attributable to LandBridge Company LLC	$12,287	$7,502	$21,002	$13,966

CONSOLIDATED BALANCE SHEETS

(in thousands) (unaudited)

	June 30,	December 31,
	2026	2025
Current assets:
Cash and cash equivalents	$39,797	$30,741
Accounts receivable, net	17,618	19,363
Related party accounts receivable	9,878	4,945
Prepaid expenses and other current assets	3,487	4,766
Total current assets	70,780	59,815

Non-current assets:
Property, plant and equipment, net	1,092,750	1,084,450
Intangible assets, net	131,444	136,962
Deferred tax assets	79,059	80,973
Other assets	3,233	3,856
Total non-current assets	1,306,486	1,306,241
Total assets	$1,377,266	$1,366,056

Liabilities and equity
Current liabilities:
Accounts payable	$742	$562
Taxes payable	966	1,200
Related party accounts payable	1,062	781
Accrued liabilities	5,946	7,781
Current portion of long-term debt	194	692
Contract liabilities	818	1,263
Other current liabilities	7	7
Total current liabilities	9,735	12,286

Non-current liabilities:
Long-term debt, net of debt issuance costs	535,529	559,593
Other long-term liabilities	195	192
Total non-current liabilities	535,724	559,785
Total liabilities	545,459	572,071

Commitments and contingencies

Class A shares, unlimited shares authorized and 28,233,217 shares issued and outstanding as of June 30, 2026. Unlimited shares authorized and 27,838,199 shares issued and outstanding as of December 31, 2025.	318,073	317,069
Class B shares, unlimited shares authorized and 48,680,928 shares issued and outstanding as of June 30, 2026. Unlimited shares authorized and 49,250,916 shares issued and outstanding as of December 31, 2025.	-	-
Retained earnings	37,459	23,233
Total shareholders’ equity attributable to LandBridge Company LLC	355,532	340,302
Noncontrolling interest	476,275	453,683
Total shareholders’ equity	831,807	793,985
Total liabilities and equity	$1,377,266	$1,366,056

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net income	$48,917	$33,934
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	8,799	5,146
Amortization of debt issuance costs	1,138	1,079
Share-based compensation	22,504	22,411
Deferred income tax expense	1,645	991
Other	(67)	6
Changes in operating assets and liabilities:
Accounts receivable	1,695	(5,342)
Related party accounts receivable	(4,933)	(591)
Prepaid expenses and other assets	997	(1,778)
Accounts payable	151	(42)
Related party accounts payable	280	96
Taxes payable	2,175	(1,831)
Accrued and other liabilities	(810)	(834)
Net cash provided by operating activities	82,491	53,245

Cash flows from investing activities
Acquisitions	(12,166)	(18,762)
Capital expenditures	(1,311)	(1,309)
Proceeds from disposal of assets	55	125
Net cash used in investing activities	(13,422)	(19,946)

Cash flows from financing activities
Proceeds from debt	-	10,000
Repayments of debt	(25,483)	(21,046)
Dividends, dividend equivalents and distributions paid	(33,322)	(37,923)
Debt issuance costs	(1,201)	(40)
Offering costs	-	(977)
Other	(7)	-
Net cash used in financing activities	(60,013)	(49,986)
Net increase (decrease) in cash and cash equivalents	9,056	(16,687)
Cash and cash equivalents - beginning of period	30,741	37,032
Cash and cash equivalents - end of period	$39,797	$20,345

Comparison of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are supplemental non-GAAP measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results and cash flows, they should not be considered in isolation or as a substitute for net income, gross margin or any other measures presented under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share-based compensation; non-recurring transaction-related expenses and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

We believe Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(In thousands)
Net income	$31,049	$17,868	$18,475
Adjustments:
Depreciation, depletion and amortization	4,374	4,425	2,545
Interest expense, net	9,190	9,511	7,879
Income tax expense	3,902	1,789	2,148
EBITDA	48,515	33,593	31,047
Adjustments:			-
Share-based compensation - LBH Management Units	8,964	9,002	9,044
Share-based compensation - RSUs	2,276	2,262	2,227
Transaction-related expenses	-	-	135
Adjusted EBITDA	$59,755	$44,857	$42,453
Net income margin	46%	35%	39%
Adjusted EBITDA Margin	89%	88%	89%

Free Cash Flow and Free Cash Flow Margin are used to assess our ability to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. We define Free Cash Flow as cash flow from operating activities less investment in capital expenditures. We define Free Cash Flow Margin as Free Cash Flow divided by total revenues.

We believe Free Cash Flow and Free Cash Flow Margin are useful because they allow for an effective evaluation of both our operating and financial performance, as well as the capital intensity of our business, and subsequently the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities.

The following table sets forth a reconciliation of cash flows from operating activities determined in accordance with GAAP to Free Cash Flow and Free Cash Flow Margin, respectively, for the periods indicated.

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(In thousands)
Net cash provided by operating activities	$41,371	$41,120	$37,332
Net cash used in investing activities	(11,274)	(2,148)	(2,079)
Cash used in operating and investing activities	30,097	38,972	35,253
Adjustments:
Acquisitions	10,171	1,995	944
Proceeds from disposal of assets	(28)	(27)	(105)
Free Cash Flow	$40,240	$40,940	$36,092
Operating cash flow margin (1)	62%	81%	79%
Free Cash Flow Margin	60%	80%	76%

(1)
Operating cash flow margin is calculated by dividing net cash provided by operating activities by total revenue.